Exhibit 10.2
STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Joel N. Waller

Date of Grant:	January 15, 2018

Number of Shares:	375,000

Exercise Price Per Share:	$1.26

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 15th day of January, 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller, interim President & Chief Executive Officer of the Company (“Employee”), to record the granting of an equity award authorized by the Company’s Board of Directors (the “Board”) pursuant to the terms of the Christopher & Banks Corporation 2014 Stock Incentive Plan (the “Plan”).

1.    Grant of Option. Pursuant to the terms of the Plan, the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of the Plan and this Agreement, a non-qualified option to purchase from the Company an aggregate of 375,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $1.26 per share (the “Option”), such Option to be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on January 15, 2023, the 5-year anniversary of the date of grant (the “Expiration Date”), unless earlier terminated, in whole or in part, as hereinafter set forth.

3.    Vesting of Option. Subject to Section 8 hereof, this Option shall vest and become exercisable upon the earliest to occur of: (i) October 17, 2018 whether or not Employee is serving as an Employee or a consultant to the Company and (ii) termination of Employee’s employment without “Cause” (as defined below) due to a “Change-in-Control” of the Company (as defined below).

This Option may be partially exercised from time-to-time. This Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, and duly executed and delivered by Employee (or his legal representative, heir or designee) to the Company, and specifying the number of shares as to which the Option is being exercised.

4.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable by Employee (or his legal representative, heir or designee) and shall be made (i) in cash or by cash equivalent acceptable to the Committee; (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

5.    Option Nontransferable. This Option is not transferable otherwise than to (i) Joel N. Waller, or his successor(s), as Trustee of the Joel N. Waller Revocable Trust U/A dated January 26, 2005, including any amendments thereto (the “Waller Trust”), (ii) by will, or (iii) the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee, the trustee of the Waller Trust, or his guardian or legal representative.

6.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

7.    General Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

8.    Termination of Employment.

(a)    This Option shall terminate immediately upon the termination for Cause of Employee’s employment by the Company or any subsidiary or his consulting arrangement with the Company.

(b)    If Employee’s employment is terminated by Employee or the Company due to Employee’s Disability or death, then a pro rata portion of this Option shall vest, as follows: for each monthly period ending on or after 17th day of each calendar month after January 2018 and prior to October 17, 2018 (the “Monthly Period”), 1/9th of the Option award shall vest. As an example, if termination based on Employee’s Disability or death occurred on May 18, 2018, then 4/9ths of the Option would vest; if such termination occurred on May

16, 2018, 1/3rd (3/9ths) would vest. In addition, in such event, such pro rata portion of this Option shall be exercisable by Employee or his legal representative, heir or devisee, as appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(c)    If Employee’s employment is terminated by Employee for Good Reason or by the Company for any reason other than Cause, Disability or death, this Option may be exercised by Employee or his legal representative, heir or devisee, as appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(d)    Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 8, subject to Section 15, the Company may terminate and cancel this Option during the post-termination exercise period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination.”

(e)    This Option (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment shall not be exercisable thereafter.

(f)    Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which this Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of Employee subsequent to his employment termination shall not extend such period.

9.    Definitions.

(a)“Cause” shall mean as defined in the Employment Agreement effective as of January 15, 2018 between the Employee and the Company.

(b)    “Change-in-Control” shall be as defined in Section 6(g)(viii) of the Plan.

(c)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(d)    “Good Reason” means a resignation of employment by Employee within twenty (20) calendar days following the occurrence of any one or more of the following events without the Employee’s written consent, other than the result of the hiring of a new President and Chief Executive Officer: (i) any material diminution in Employee’s position, responsibilities or title; (ii) any diminution in Employee’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company, as determined by the Board or any duly authorized Committee of the Board, after considering Employee’s input, or (iii) the Company’s material breach of Articles 1 or 3 of that certain Employment Agreement, by and between Employee and the Company and made effective as of the date hereof, which breach has not been cured as provided below in this Section 9(d).

Employee shall have Good Reason to terminate his employment if (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, he notifies the Company (Attention: General Counsel) in writing that he has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days. If either condition is not met, Employee shall not have a Good Reason to terminate his employment.

10.    Adjustment of Shares.

(a)    In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares of Common Stock covered by this Option and the exercise price per share under this Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

(b)    If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

11.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date, shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date.

12.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 15, its determination shall be final (the “Termination Determination”).

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

15.    Mediation. If the Board or the Committee makes an Exercise Termination Determination or a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Exercise Termination Determination and/or the Termination Determination shall be final and binding.

16.    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

17.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the option.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a director thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Kent Kleeberger
Kent Kleeberger

Title:	Chair of the Board of Directors

EMPLOYEE

Signed:	/s/ Joel N. Waller
Joel N. Waller